Exhibit 3.37

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The undersigned Vice President and Assistant Secretary of Birch Creek Funding Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST:             That at a meeting of the Corporation’s Board of Directors resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered 1 so that, as amended, said Article shall be and read as follows:

1.                                       The name of the corporation is:

Boise White Paper Sales Corp.

SECOND:          That thereafter, pursuant to the resolution of its Board of Directors, said amendment was duly adopted by a consent in lieu of meeting signed on December 12, 2006 by the Corporation’s sole shareholder in accordance with the requirements of Section 228 of the General Corporation Law of the State of Delaware and that such action satisfies the requirements of Section 242 of the General Corporation Law of the State of Delaware respecting amendment of the Corporation’s certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed this 12th day of December, 2006.

/s/ David G. Gadda
David G. Gadda
Vice President and Assistant Secretary

STATE OF IDAHO	)
) ss.
COUNTY OF ADA	)

On this 12th day of December 2006, before me, the undersigned, a notary public in and for said state, personally appeared David G. Gadda,  known to me to be the Vice President and Secretary of Birch Creek Corporation, a Delaware corporation, that executed the above instrument on behalf of said corporation and acknowledged to me that said corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Cherie H. Anderson
Notary Public for Idaho
Residing at Boise
(Notary Seal)	My Commission expires 08/05/09